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                                                                    EXHIBIT 99.1

               Lantronix, Inc. Acquires Synergetic Micro Systems

IRVINE, Calif., Oct. 23 /PRNewswire/ -- Lantronix, Inc. (Nasdaq: LTRX), a provider of hardware and software solutions ranging from systems that allow users to remotely manage network infrastructure equipment to technologies that network-enable devices and appliances, today announced the acquisition of Synergetic Micro Systems, Incorporated of Downers Grove, Illinois, an industry leader in providing high-performance embedded network communications solutions.

Synergetic Micro Systems has a 15-year history creating products that allow factory automation via proprietary or open systems and was led by President Mike Justice. Consideration paid to the Synergetic shareholders included a mix of cash and stock. In addition, Lantronix paid certain outstanding indebtedness of Synergetic and assumed all outstanding Synergetic stock options.

About Lantronix

Lantronix, Inc. (Nasdaq: LTRX) is a provider of hardware and software solutions ranging from systems that allow users to remotely manage network infrastructure equipment to technologies that network-enable devices and appliances. Lantronix was established in 1989, and its headquarters are in Irvine, Calif. For more information, visit the company on the Internet at www.lantronix.com.

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby and the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Statements regarding the benefits of consummating the acquisition of Synergetic Micro Systems are forward-looking looking, and are subject to significant risks and uncertainties, including the risk that the acquisition might not yield the anticipated benefits for a variety of reasons, including the possibility that we will not be able to combine both companies' products to achieve synergy in the areas of manufacturing, engineering and technical support. Acquisitions often consume significant attention of the management and employees of the companies involved, which may result in a reduction in productivity. If we fail to consummate the acquisition, or if the acquisition does not provide the anticipated benefits, our business could be harmed. Because of these and the other risk factors identified in our SEC filings our actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Lantronix undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

SOURCE Lantronix, Inc.
CONTACT: Steven V. Cotton, Chief Operating Officer/Chief Financial Officer, +1-949-453-7115, or Aubrye Harris, Investor Relations Manager, +1-949-450-7219, both of Lantronix, Inc.